PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 27, 2021	(804) 217-5897
DYNEX CAPITAL, INC. REPORTS
THIRD QUARTER 2021 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its third quarter 2021 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Management Remarks
“We believe the current environment remains favorable for us to generate solid long-term returns. We are pleased to once again have generated returns in excess of our dividend in the quarter", stated Bryon Boston, Chief Executive Officer. "Our quarterly and year-to-date total economic return is 0.3% and 2.7%, respectively. As always, we are taking a thoughtful, disciplined approach to current conditions and have positioned our liquidity and capital commensurate with an uncharted economic environment.”
Mr. Boston continued, “The Dynex team expects an uneven transition of the global economy and central bank strategies beyond the immediate impacts of the pandemic, creating new risks and new opportunities. Experience is essential to success in this shifting economic landscape and our management team continues to draw upon its decades of knowledge to skillfully navigate today’s market. Given our high level of liquidity and low portfolio leverage, we believe we are in a strong position to continue to generate returns in excess of our dividend and to deploy capital accretively.”
Third Quarter 2021 Highlights
•Comprehensive income of $0.09 per common share and net income of $0.35 per common share
•Earnings available for distribution (formerly "core net operating income"), a non-GAAP measure, of $0.54 per common share
•Book value per common share of $18.42 as of September 30, 2021
•Total economic return of $0.06, or 0.3%, per common share, comprised of dividends declared of $0.39, partially offset by $(0.33) decline in book value since June 30, 2021
•Net interest spread of 1.93% and adjusted net interest spread, a non-GAAP measure, of 2.10%
•Leverage, including TBA dollar roll positions, of 5.9x shareholders' equity as of September 30, 2021, compared to 6.7x as of June 30, 2021

•Continued growth in equity capital by raising $27.9 million through at-the-market ("ATM") offerings of common stock, bringing year-to-date capital raised to $224.4 million.
Third Quarter 2021 Results Discussion
Comprehensive income to common shareholders was $3.0 million, or $0.09 per common share, for the third quarter of 2021 versus a loss of $(31.4) million, or $(0.98) per common share, in the second quarter of 2021. The Company benefited in the third quarter from maintaining its hedge positioning for a steeper U.S. Treasury yield curve as rates increased in the 5-10 year portion of the curve since the end of the second quarter. As a result, realized and unrealized losses on investments, net of hedges was $(2.7) million, or ($0.08) per common share during the third quarter versus a loss of $(35.6) million, or ($1.11) per common share, in the prior quarter. The Company also benefited from a higher average balance of interest-earning assets due to Agency RMBS purchases late in the second quarter of 2021, increasing net interest income by $2.3 million, or $0.03 per common share for the third quarter. The increase in net interest income was partially offset by an increase in general and administrative expenses of $0.8 million, a portion of which is related to professional fees as well as expansion of the Company's operating platform used to manage its investment and hedging portfolios as the Company continues to grow.
Earnings available for distribution (a non-GAAP measure formerly referred to as "core net operating income") increased $0.03 from the prior quarter to $0.54 per common share for the third quarter of 2021 due to the increase in net interest income discussed above. An increase in average TBA dollar roll transactions during the third quarter also drove an increase in drop income of $1.1 million compared to the prior quarter, but the impact to earnings available for distribution on a per common share basis was unchanged at $0.38 per common share due to the higher weighted average common shares outstanding.
Total economic return of $0.06 per common share, or 0.3%, consisted of $0.39 in dividends declared per common share, offset by a $(0.33) decline in book value per common share to $18.42 as of September 30, 2021. The decline in book value was driven by unrealized losses on our assets (excluding drop income from TBAs) exceeding the gains from hedging instruments by $(0.46) per common share, which was partially offset by earnings available for distribution to common shareholders exceeding dividends declared by $0.15 per common share. The remaining $(0.02) per share decline was due to common stock issuances and other equity transactions during the third quarter.
Leverage as of September 30, 2021 was 5.9 times shareholders’ equity, down from 6.7 as of June 30, 2021. The Company lowered its leverage during the third quarter by reducing its TBA position in 2.5% coupons, protecting book value per common share from the potential for losses in the fair value of its investments while increasing the flexibility to redeploy capital in future investments with higher returns. Leverage was also impacted during the quarter as a result of the increase in shareholders' equity due primarily to the $27.9 million of capital raised through ATM offerings of common stock.
Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. by dialing 1-888-330-2022 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets (unaudited)
($s in '000s except per share data)	September 30, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$382,796	$349,381
Cash collateral posted to counterparties	16,639	85,342
Mortgage-backed securities	2,858,166	2,995,502
Mortgage loans held for investment	4,717	5,146
Receivable for sales pending settlement	806	1,057
Derivative assets	70,098	16,854
Accrued interest receivable	13,752	14,056
Other assets, net	7,136	6,957
Total assets	$3,354,110	$3,474,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,527,065	$2,321,043
Payable for purchases pending settlement	5,429	350,854
Derivative liabilities	12,584	27,325
Cash collateral posted by counterparties	22,632	9,326
Accrued interest payable	639	405
Accrued dividends payable	6,350	6,086
Other liabilities	5,900	3,627
Total liabilities	2,580,599	2,718,666

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $111,500 and $111,500, respectively	$107,843	$107,843
Common stock, par value $.01 per share: 35,935,306 and 34,344,566 shares issued and outstanding, respectively	359	343
Additional paid-in capital	1,094,296	1,065,670
Accumulated other comprehensive income	20,236	29,375
Accumulated deficit	(449,223)	(447,602)
Total shareholders' equity	773,511	755,629
Total liabilities and shareholders’ equity	$3,354,110	$3,474,295

Book value per common share	$18.42	$18.75

Consolidated Comprehensive Statements of Income (unaudited)			Nine Months Ended
	Three Months Ended
($s in '000s except per share data)	September 30, 2021	June 30, 2021	September 30, 2021
Interest income	$15,714	$13,393	$43,000
Interest expense	(1,320)	(1,275)	(4,228)
Net interest income	14,394	12,118	38,772

Realized gain on sale of investments, net	—	2,008	6,705
Unrealized (loss) gain on investments	(3,085)	1,084	(2,981)
Gain (loss) on derivative instruments, net	9,603	(52,940)	64,463
Other operating expense, net	(330)	(323)	(1,033)
General and administrative expenses	(6,549)	(5,706)	(17,723)
Net income (loss)	14,033	(43,759)	88,203
Preferred stock dividends	(1,923)	(1,923)	(6,405)
Preferred stock redemption charge	—	—	(2,987)
Net income (loss) to common shareholders	$12,110	$(45,682)	$78,811

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	$(9,139)	$16,278	$(53,320)
Reclassification of realized gain on available-for-sale investments	—	(2,008)	(6,705)
Total other comprehensive (loss) income	(9,139)	14,270	(60,025)
Comprehensive income (loss) to common shareholders	$2,971	$(31,412)	$18,786

Net income (loss) per common share-basic	$0.35	$(1.43)	$2.52
Net income (loss) per common share-diluted	$0.35	$(1.43)	$2.51
Weighted average common shares-basic	34,924	31,974	31,259
Weighted average common shares-diluted	34,924	31,974	31,424

Investment Portfolio and Financing Data	As of and For the Quarter Ended
($s in '000s)	September 30, 2021	June 30, 2021
Agency RMBS:
Fair value	$2,341,222	$2,440,908
Amortized cost	2,347,594	2,439,285
Average balance	2,338,172	1,863,420
Effective yield	1.77%	1.58%
Average constant prepayment rate ("CPR")	11.3%	19.0%
Agency CMBS:
Fair value	$198,434	$211,110
Amortized cost	188,211	198,818
Average balance	189,498	233,815
Effective yield	3.02%	2.97%
CMBS IO: (1)
Fair value	$317,604	$342,483
Amortized cost	304,374	327,098
Average balance	313,039	339,288
Effective yield	4.23%	4.24%
TBA securities:
Fair value	$1,987,906	$2,355,426
Amortized cost	2,000,490	2,350,765
Average TBA dollar roll positions (2)	2,278,940	2,150,651
TBA drop income (3)	13,319	12,177
TBA implied net interest spread (2)	2.29%	2.24%

Total average interest earning assets	$2,846,678	$2,443,140
Total average interest earning assets plus average TBA dollar roll positions (2)	5,125,618	4,593,791
Total average interest bearing liabilities	2,529,023	2,155,200
Total average effective yield on average interest earning assets	2.13%	2.10%
Total average financing cost	0.20%	0.23%
Net interest spread	1.93%	1.87%
Adjusted net interest spread (2) (4)	2.10%	2.06%
(1) CMBS IO includes Agency and non-Agency issued securities.
(2)    Amounts and percentages shown for average TBA dollar roll positions, TBA implied net interest spread, total average interest earning assets plus average TBA dollar roll positions, and adjusted net interest spread for the three months ended June 30, 2021 have been corrected from the prior period due to a correction in the calculation of the average notional balance for TBA dollar roll positions. This correction to the calculation of the average notional balance did not impact the financial statements as of or for the three months ended June 30, 2021.
(3) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4) Adjusted net interest spread includes the impact from TBA drop income of 17 basis points and 19 basis points, respectively.

Hedging Portfolio	As of September 30, 2021
($s in '000s)	Notional Amount/ Long (Short)	WAVG Months to Expiration	Fair Value	Rate
10-year U.S. Treasury futures	$(3,540,000)	3.1	$—	n/a
Pay-fixed interest rate swaptions	750,000	6.8	9,939	1.46%

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including earnings available for distribution ("EAD") to common shareholders (formerly, core net operating income to common shareholders) (including per common share), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly titled measures of other companies. Schedules reconciling EAD to common shareholders and adjusted net interest income to GAAP financial measures are provided further below.
Beginning this quarter, the Company renamed its non-GAAP measure "core net operating income to common shareholders" to "EAD to common shareholders" in order to clarify what the measure represents. The adjustments made to reconcile comprehensive income to EAD to common shareholders are identical to the adjustments previously used to calculate core net operating income. EAD to common shareholders is a non-GAAP metric used by the Company as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expenses, net. It is one of several factors the Board considers in determining the appropriate level of distributions to our shareholders and therefore we believe it serves as a useful indicator for investors in evaluating the Company's performance and its ability to pay dividends. In addition to the non-GAAP reconciliation set forth below, which derives EAD to common shareholders from GAAP comprehensive income to common shareholders, EAD to common shareholders is alternatively determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost, drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in EAD and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes interest rate swap periodic interest benefit/cost, which is also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income and EAD because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and therefore represent a cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include the changes in fair value of investments or changes in fair value of and costs of terminating derivative instruments used by management to economically hedge the impact of changing interest rates on the fair value of the Company's portfolio and book value per common share. As a result, these non-

GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.

	Three Months Ended
($s in '000s except per share data)	September 30, 2021	June 30, 2021
Comprehensive income (loss) to common shareholders	$2,971	$(31,412)
Less:
Change in fair value of investments, net (1)	12,224	(17,362)
Change in fair value of derivative instruments, net (2)	3,716	65,117
EAD to common shareholders	$18,911	$16,343

Weighted average common shares	34,924	31,974
Comprehensive income (loss) per common share	$0.09	$(0.98)
EAD per common share	$0.54	$0.51
(1)    Amount includes realized and unrealized gains and losses from the Company's MBS and other investments.
(2) Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes TBA drop income.

	Three Months Ended
($s in '000s)	September 30, 2021	June 30, 2021
Net interest income	$14,394	$12,118
TBA drop income (1)	13,319	12,177
Adjusted net interest income	$27,713	$24,295
Other operating expense, net	(330)	(323)
General and administrative expenses	(6,549)	(5,706)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$18,911	$16,343
(1) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment and macroeconomic environments, central bank strategies prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets; adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events;

ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

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